Exhibit 10.1

PROMISSORY NOTE

$10,000,000.00	Providence, Rhode Island	November 23, 2021

1.       Definitions. As used herein, the following terms shall have the following meanings:

Borrower:	PHR Cherry Propco, LLC
1140 Reservoir Avenue
Cranston, Rhode Island 02920

Lender:	BankNewport
P.O. Box 450
Newport, Rhode Island 02840

Principal Balance:	Ten Million and 00/100 Dollars ($10,000,000.00) or such lesser amount as may be outstanding hereunder.

Interest Rate:	At the fixed rate per annum equal to Three and Ninety-One One-Hundredths Percent (3.91%) per annum. Interest on the unpaid principal balance of this Note will be calculated as described in the “Interest Calculation Method” paragraph below.

Upon any Event of Default (as defined below) which is continuing after the expiration of any applicable cure period, whether or not the Holder has elected to exercise any other rights under this Note, and also after the Principal Balance of the Note shall become due and payable (on the Maturity Date or otherwise), the interest rate on all outstanding amounts shall accrue at a rate equal to Five Hundred (500) basis points greater than the Interest Rate otherwise in effect hereunder, but in no event greater than the maximum rate of interest permitted by law (the “Default Rate”).

Interest Calculation Method:	Interest on this Note is computed on an actual/360 basis; that is by multiplying the Interest Rate by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding, divided by 360. All interest payable under this Note is computed using this method.

Payment Schedule:	Commencing on December 23, 2021, and on the 23rd day of each successive month through and including November 23, 2023, monthly payments of interest only on the unpaid principal balance shall be due and payable, accruing at the Interest Rate, in arrears. Thereafter commencing on December 23, 2023, and on the 23rd day of each successive month thereafter, Borrower shall make monthly payments of principal and interest in the amount of Fifty-Two Thousand Six Hundred and 69/100 Dollars ($52,600.69) each, which shall be sufficient to amortize the loan based on a twenty-five (25) year amortization. The entire principal balance, together with all accrued and unpaid interest, fees, expenses and other charges, if not sooner paid, shall in any event be paid on the Maturity Date.

Promissory Note	-1-
BankNewport/PHR Cherry Propco, LLC

Maturity Date:	November 23, 2026.

Holder:	Each person or entity who holds this Note, including the Lender.

Prepayment:	The Borrower may prepay all or a portion hereof in accordance with the terms of Section 2.5.2 of the Loan Agreement.

Loan Agreement:	That certain Loan Agreement by and between Borrower and Lender dated as of even date herewith, as the same may be modified, amended or restated from time to time.

2.       Promise to Pay. For value received, the Borrower promises to pay to the order of the Lender at its office in Newport, Rhode Island (or to such other person(s) or at such other place(s) as the Holder of this Note may from time to time designate in writing) the payments when and as set forth in the Payment Schedule. The entire unpaid principal, all accrued and unpaid interest and any other amount(s) due under this Note or under any other Loan Document executed by Borrower in favor of Lender in connection with this Note, and all other obligations of, Borrower to Bank with respect to the Mortgaged Property, whenever incurred, direct or indirect, absolute or contingent, shall in all events be due and payable on the Maturity Date, unless sooner due and payable in accordance with the provisions of this Note or of any of the other Loan Documents. All times of payment shall be of the strictest essence. Prior to the occurrence of an Event of Default (as defined below) which is continuing after the expiration of any applicable cure period all payments will be applied first to outstanding fees and expenses owed to the Lender, then to other charges accrued to the payment due date (including prepayment fees, if any), then to accrued interest and any balance to the Principal Balance; after occurrence of an Event of Default, payments may be applied in such manner as the Holder elects.

3.       Borrowings. Each borrowing of money pursuant to this Note is hereinafter called a “Loan” or collectively, the “Loans”, the proceeds of such Loans are “Advances”. The aggregate amount of the Advances shall not exceed the original principal amount of this Note.

4.       Late Payment. If any payment of principal or of interest is not paid within ten (10) days after its due date, the Borrower shall pay the Holder on demand a late charge of five (5%) percent of the amount not so paid. Late charges are not interest and shall not be subject to refund or rebate or credited against any other amount due. Late charges will apply only to installments of principal or interest, and not to any amount due by reason of maturity or acceleration.

5.       Failure to Pay and Perform Obligations. At the Holder's election, the entire unpaid Principal Balance and all other amounts payable under this Note shall become immediately due and payable without notice or demand (and notwithstanding any prior waiver of any breach or default or other indulgence) upon the occurrence of any Event of Default under the Loan Agreement which is continuing after the expiration of any applicable cure period (an "Event of Default").

Promissory Note	-2-
BankNewport/PHR Cherry Propco, LLC

6.       Holder's Costs and Expenses. The Borrower, and each endorser and guarantor of this Note, if any, shall indemnify, defend, and hold the Lender harmless against any claim brought or threatened against the Lender by any person to which a contractual obligation is owing directly, or in the case of a subcontractor for work done for Borrower, indirectly, from Borrower (as well as from reasonable attorneys' fees and expenses in connection therewith) each of which may be defended, compromised, settled or pursued by the Lender with counsel of the Lender's selection, but at the expense of the Borrower and any endorser and/or guarantor.

The Borrower will pay within thirty (30) days after demand by Lender, all reasonable attorneys' fees, reasonable out-of-pocket expenses incurred by the Lender's attorneys and all costs incurred by the Lender, which costs and expenses are directly related to the preservation, protection, collection, or enforcement of any of the Lender's rights against the Borrower or any such endorser or guarantor and against any collateral given the Lender to secure this Note or any extension or other indulgence, with respect to the loan evidenced by this Note (whether or not suit is instituted by or against the Lender).

7.       Interest. Notwithstanding any other provision in this Note, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees or any sums which may at any time be deemed to be interest, shall not exceed the amount which Holder may lawfully collect. If the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the amount which Holder may lawfully collect, all sums in excess of those lawfully collectible as interest for the period in question shall, without further notice to any party hereto, be applied as a premium-free reduction of the Principal Balance immediately upon receipt of such sums by Holder, with the same force and effect as though Borrower had specifically designated such excess sums to be so applied to the reduction of the Principal Balance; provided, however, that Holder may, at any time, and from time to time, elect, by notice in writing to Borrower, to waive, reduce or limit the collection of any sums (or refund to Borrower any sums collected) in excess of those lawfully collectible as interest rather than accept such sums as prepayment of the Principal Balance.

8.       Loan Agreement. This Note is issued in connection with, is entitled to the benefits of, and is subject to the provisions of, the Loan Agreement (as the same may from time to time be further amended, modified or extended), but neither this reference to the Loan Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower under this Note to pay the principal of and interest on this Note as herein provided.

9.       Proceeds Restricted. The Borrower represents to the Lender that the proceeds of this Note will not be used for personal, family or household purposes.

Promissory Note	-3-
BankNewport/PHR Cherry Propco, LLC

10.       Responsibility of Persons. The Borrower and every other party liable on this Note, whether as endorser, guarantor, surety or otherwise, waives presentment, demand, protest, suretyship defenses and all other defenses in the nature thereof.

11.       Waiver and Changes. No delay or omission by the Holder in exercising any right under this Note or under any of the other Loan Documents shall operate as a waiver of such right, or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to or waiver of the same or of any other right on any future occasion. This Note may be changed only by an Agreement in writing.

12.       Notice. All notices, demands, requests and other communications required under this Note shall be in writing and shall be deemed to have been properly given (i) three (3) business days after being sent by U.S. certified or registered mail, postage prepaid, or (ii) one (1) business day if sent by a recognized national overnight delivery service, or (iii) upon delivery if delivered in hand, and in any such instance addressed to the party for whom it is intended, at the party’s notice address (as provided above). Any party may designate a change of address by written notice to the other, given in the foregoing manner at least five (5) business days before such change of address is to become effective.

13.       Remedies Cumulative. The remedies of Holder, as provided in this Note and the other Loan Documents, shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

14.       Enforceability of This Note. The determination that one or more provisions of this Note are invalid or unenforceable under law shall not affect the validity or enforceability of the remaining provisions of this Note.

15.       Participations. Borrower acknowledges that Holder may, in its sole discretion, sell all or any part of its interest in the loan as evidenced by this Note, provided, however, that any party acquiring all or a participation interest in this Note shall be bound by the terms and conditions of this Note and such acquisition shall be subject to all other Loan Documents.

16.       Headings. Headings in this Note are included for convenience of the parties only and shall not constitute a part of this Note for any other purpose or be utilized in the interpretation hereof.

17.       Set-off. Any and all deposits or other sums at any time credited by or due from Lender to the Borrower shall at all times constitute security for this Note and any other obligations of the undersigned to Lender and may be applied or set off by Lender, if a Default (as defined in the Loan Agreement) which is continuing after the expiration of any applicable cure period occurs, against such obligations whether or not other collateral is available to Lender.

18.       Governing Law This Note shall be governed and construed in accordance with the laws of the State of Rhode Island without giving effect to its conflicts of laws principles.

19.       To the extent any provisions of this Note are inconsistent with the provisions of the Loan Agreement, the terms of the Loan Agreement shall govern the construction and enforcement hereof. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

[Signature appears on the following page]

Promissory Note	-4-
BankNewport/PHR Cherry Propco, LLC

Executed and delivered as of the date first above written.

BORROWER:

PHR CHERRY PROPCO, LLC

By:	/s/ James A. Procaccianti
Name:	James A. Procaccianti
Title:	Authorized Signatory

Promissory Note	-5-
BankNewport/PHR Cherry Propco, LLC